Exhibit 99.1



             U. S. STEEL ANNOUNCES NOTICE OF SENIOR NOTES REDEMPTION

     PITTSBURGH, March 9, 2004 - United States Steel Corporation (NYSE: X) announced today that it has provided notice to the Bank of New York, as Trustee, for the redemption of $187,250,000 principal amount of its 10 3/4% Senior Notes due August 15, 2008, (CUSIP number 91263PAB1) and the redemption of $71,500,000 principal amount of its 9 3/4% Senior Notes due May 15, 2010, (CUSIP number 912909AA6) under certain optional redemption provisions of the senior notes indentures. The Corporation can redeem up to 35 percent of the notes solely with the proceeds of an underwritten primary public offering of common stock under such provisions. The Corporation will use the proceeds from its recently completed common stock offering to fund the redemptions, consistent with the announced use of proceeds in the offering.
     The notes to be redeemed will be selected by the Trustee in accordance with the applicable procedures of The Depository Trust Company and the indentures under which the notes were issued. U. S. Steel expects redemption to occur on April 19, 2004.
     U. S. Steel, through its domestic operations, is engaged in the production, sale and transportation of steel mill products, coke, and iron-bearing taconite pellets; the management of mineral resources; real estate development; and engineering and consulting services and, through its European operations, which include U. S. Steel Kosice, located in Slovakia, and U. S. Steel Balkan located in Serbia, in the production and sale of steel mill products. Certain business activities are conducted through joint ventures and partially owned companies. United States Steel Corporation is a Delaware corporation.